FOR IMMEDIATE RELEASE
CONTACT: Katie Krott
Public Relations & Communications Specialist
Camden National Bank
kkrott@CamdenNational.bank
December 22, 2022

Camden National Corporation Appoints Robert Merrill to
Board of Directors

Camden, Maine, December 22, 2022 – Camden National Corporation (NASDAQ®: CAC), parent company of Camden National Bank, has announced the appointment of Robert Merrill to the Board of Directors. Merrill has served on the board of Camden National Bank since 2011, and will officially begin his tenure on the Camden National Corporation board effective December 31, 2022.

“We are thrilled to have Bob join us as the newest independent director of the Camden National Corporation board,” said Larry Sterrs, chair of Camden National Corporation’s Board of Directors. “Bob has been an invaluable source of knowledge and expertise during his time on the Camden National Bank board, and we are honored that he will be continuing his service on both boards.”

Merrill has served as the president of Merrill Furniture in Ellsworth since 1998, and is a director of Merrill Blueberry Farms. He is currently a member of the Northern Light Maine Coast Capital Campaign for the new birthing center.

“Bob is a leading figure in the Ellsworth business community and his experience and perspective will greatly enrich the Camden National Corporation board,” said Greg Dufour, president and chief executive officer of Camden National Corporation. “We thank him for his years of service and look forward to his continued contributions and guidance.”

Merrill is a former board member of Maine Coast Memorial Hospital, for which he formerly served as treasurer, vice chair and chair, and was also chair of the Maine Coast Memorial Hospital Emergency Department Capital Campaign. He served on the Ellsworth Business Development Committee, on the Ellsworth Area Chamber of Commerce Finance Committee, and was secretary of the City of Ellsworth Harbor Commission. Merrill was named the Ellsworth Area Chamber of Commerce 2010 Citizen of the Year. He earned his bachelors in business from the University of Maine.

About Camden National Bank

Camden National Corporation (NASDAQ®: CAC) is the largest publicly traded bank holding company in Northern New England with $5.6 billion in assets and approximately 620 employees. Camden National Bank, its subsidiary, is a full-service community bank founded in 1875 in Camden, Maine. Dedicated to customers at every stage of their financial journey, the bank offers the latest in digital banking, complemented by personalized service with 58 banking centers, 24/7 live phone support, 66 ATMs, and additional lending offices in New Hampshire and Massachusetts. For the past three years, Camden National Bank was named a Customer Experience (CX) Leader by independent research firm, Greenwich Associates. In 2021, it received awards in two CX categories: U.S. Retail Banking and U.S. Commercial Small Business and the bank was included in the list of Best Places to Work in Maine for the second year. Member FDIC. Equal Housing Lender.

Comprehensive wealth management, investment and financial planning services are delivered by Camden National Wealth Management. To learn more, visit CamdenNational.bank.